EXHIBIT 21

A.G. EDWARDS, INC.

REGISTRANT’S SUBSIDIARIES

     The following listing includes the registrant’s directly-owned subsidiaries and indirectly-owned subsidiaries (certain subsidiaries that are not significant are omitted from the listing), all of which are included in the consolidated financial statements:

Name of Company	State of Incorporation/ Organization	Subsidiary of

A.G. Edwards & Sons, Inc.	Delaware	Registrant
A.G. Edwards Technology Group, Inc.	Missouri	A.G. Edwards & Sons, Inc.
AGE Commodity Clearing Corp.	Delaware	Registrant
Edwards Development Corporation	Missouri	Registrant
A.G. Edwards Trust Company FSB	Federal Charter	Registrant
A.G.E. Properties, Inc.	Missouri	Registrant
AGE Investments, Inc.	Delaware	Registrant
Beaumont Insurance Company	Vermont	AGE Investments, Inc.
A.G. Edwards Capital, Inc.	Delaware	Registrant
AGE Capital Holding, Inc.	Delaware	Registrant
AGE International, Inc.	Delaware	Registrant
A.G. Edwards & Sons (UK) Limited	United Kingdom	AGE International, Inc.
CPI Qualified Plan Consultants, Inc.	Delaware	Registrant

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